                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1) *

                          Advanced Media Training, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    00764H108
        ----------------------------------------------------------------
                                 (CUSIP Number)

                                 August 28, 2006
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|        Rule 13d-1(b)
     |X|        Rule 13d-1(c)
     |_|        Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 2 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Cantor Fitzgerald Europe

------------- --------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                    (a) |_|

                                                                                                    (b) |_|

------------- ------------------------------------------------------------------------------------- ------------------
3             SEC USE ONLY

------------- --------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              England

------------- --------------------------------------------------------------------------------------------------------
                       5        SOLE VOTING POWER

                                0

                     -------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      6        SHARED VOTING POWER
   BENEFICIALLY
  OWNED BY EACH                 1,578,400
 REPORTING PERSON
       WITH          -------------------------------------------------------------------------------------------------
                       7        SOLE DISPOSITIVE POWER

                                0

                     -------------------------------------------------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

                               1,578,400

------------------- ----------- --------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,578,400

------------- --------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)           |_|

------------- --------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              6.6%

------------- --------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              OO

------------- --------------------------------------------------------------------------------------------------------

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 3 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              CF&Co, LLC (I.R.S. Identification No. 13-4143262)

------------- --------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                    (a) |_|

                                                                                                    (b) |_|

------------- ------------------------------------------------------------------------------------- ------------------
3             SEC USE ONLY

------------- --------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

------------- --------------------------------------------------------------------------------------------------------
                       5        SOLE VOTING POWER

                                0

                     -------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      6        SHARED VOTING POWER
   BENEFICIALLY
  OWNED BY EACH                 1,578,400
 REPORTING PERSON
       WITH          -------------------------------------------------------------------------------------------------
                       7        SOLE DISPOSITIVE POWER

                                0

                     -------------------------------------------------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

                               1,578,400

------------------- ----------- --------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,578,400

------------- --------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)           |_|

------------- --------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              6.6%

------------- --------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              OO

------------- --------------------------------------------------------------------------------------------------------

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 4 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              CF&Co Holdings, L.P. (I.R.S. Identification No. 13-4143258)

------------- --------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                    (a) |_|

                                                                                                    (b) |_|

------------- ------------------------------------------------------------------------------------- ------------------
3             SEC USE ONLY

------------- --------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

------------- --------------------------------------------------------------------------------------------------------
                       5        SOLE VOTING POWER

                                0

                     -------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      6        SHARED VOTING POWER
   BENEFICIALLY
  OWNED BY EACH                 1,578,400
 REPORTING PERSON
       WITH          -------------------------------------------------------------------------------------------------
                       7        SOLE DISPOSITIVE POWER

                                0

                     -------------------------------------------------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

                               1,578,400

------------------- ----------- --------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,578,400

------------- --------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)           |_|

------------- --------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              6.6%

------------- --------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              PN

------------- --------------------------------------------------------------------------------------------------------

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 5 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              CFCO Holdings, LLC (I.R.S. Identification No. 13-3680189)

------------- --------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                    (a) |_|

                                                                                                    (b) |_|

------------- ------------------------------------------------------------------------------------- ------------------
3             SEC USE ONLY

------------- --------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

------------- --------------------------------------------------------------------------------------------------------
                       5        SOLE VOTING POWER

                                0

                     -------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      6        SHARED VOTING POWER
   BENEFICIALLY
  OWNED BY EACH                 1,578,400
 REPORTING PERSON
       WITH          -------------------------------------------------------------------------------------------------
                       7        SOLE DISPOSITIVE POWER

                                0

                     -------------------------------------------------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

                               1,578,400

------------------- ----------- --------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,578,400

------------- --------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)           |_|

------------- --------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              6.6%

------------- --------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              OO

------------- --------------------------------------------------------------------------------------------------------

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 6 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Cantor Fitzgerald, L.P. (I.R.S. Identification No. 13-3680189)
------------- --------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                    (a) |_|

                                                                                                    (b) |_|

------------- ------------------------------------------------------------------------------------- ------------------
3             SEC USE ONLY

------------- --------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

------------- --------------------------------------------------------------------------------------------------------
                       5        SOLE VOTING POWER

                                0

                     -------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      6        SHARED VOTING POWER
   BENEFICIALLY
  OWNED BY EACH                 1,578,400
 REPORTING PERSON
       WITH          -------------------------------------------------------------------------------------------------
                       7        SOLE DISPOSITIVE POWER

                                0

                     -------------------------------------------------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

                               1,578,400

------------------- ----------- --------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,578,400

------------- --------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)           |_|

------------- --------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              6.6%

------------- --------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              PN

------------- --------------------------------------------------------------------------------------------------------

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 7 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              CF Group Management, Inc. (I.R.S. Identification No. 13-3679422)

------------- --------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                    (a) |_|

                                                                                                    (b) |_|

------------- ------------------------------------------------------------------------------------- ------------------
3             SEC USE ONLY

------------- --------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              New York

------------- --------------------------------------------------------------------------------------------------------
                       5        SOLE VOTING POWER

                                0

                     -------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      6        SHARED VOTING POWER
   BENEFICIALLY
  OWNED BY EACH                 1,578,400
 REPORTING PERSON
       WITH          -------------------------------------------------------------------------------------------------
                       7        SOLE DISPOSITIVE POWER

                                0

                     -------------------------------------------------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

                               1,578,400

------------------- ----------- --------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,578,400

------------- --------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)           |_|

------------- --------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              6.6%

------------- --------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              CO

------------- --------------------------------------------------------------------------------------------------------

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 8 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Howard W. Lutnick

------------- --------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                    (a) |_|

                                                                                                    (b) |_|

------------- ------------------------------------------------------------------------------------- ------------------
3             SEC USE ONLY

------------- --------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

------------- --------------------------------------------------------------------------------------------------------
                       5        SOLE VOTING POWER

                                0

                     -------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      6        SHARED VOTING POWER
   BENEFICIALLY
  OWNED BY EACH                 1,578,400
 REPORTING PERSON
       WITH          -------------------------------------------------------------------------------------------------
                       7        SOLE DISPOSITIVE POWER

                                0

                     -------------------------------------------------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

                               1,578,400

------------------- ----------- --------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,578,400

------------- --------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)           |_|

------------- --------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              6.6%

------------- --------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN

------------- --------------------------------------------------------------------------------------------------------

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 9 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------

ITEM 1.           (A)      NAME OF ISSUER:

                           Advanced Media Training, Inc.

                  (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           17337 Ventura Boulevard, Suite 208
                           Encino, California 91316

ITEM 2.           (A)      NAME OF PERSON FILING:

                           This statement is being filed pursuant to a Joint
                           Filing Agreement (attached as Exhibit 1 and
                           incorporated herein by reference) by (i) Cantor
                           Fitzgerald Europe ("CFE"), a private unlimited
                           company organized under the laws of England and the
                           record owner of the shares, (ii) CF&Co, LLC
                           ("CFCOLLC"), a Delaware limited liability company and
                           the managing member of CFE, (iii) CF&Co Holdings,
                           L.P. ("CFCOHLP"), a Delaware limited partnership and
                           the sole and managing member of CFCOLLC, (iv) CFCO
                           Holdings, LLC ("CFCOH"), a Delaware limited liability
                           company and the managing general partner of CFCOHLP,
                           (v) Cantor Fitzgerald, L.P. ("CFLP"), a Delaware
                           limited partnership and the sole and managing member
                           of CFCOH, (vi) CF Group Management, Inc. ("CFGM"), a
                           New York corporation and the managing general partner
                           of CFLP, and (vii) Howard W. Lutnick, a citizen of
                           the United States and the sole shareholder of CFGM
                           (sometimes collectively referred to as the "Reporting
                           Persons").

                  (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

                           The Principal Business Office for CFE is One America
                           Square, London EC3N 2LS, United Kingdom. The
                           Principal Business Office for each of CFCOLLC,
                           CFCOHLP, CFCOH, CFLP, CFGM and Howard W. Lutnick is
                           110 East 59th Street, New York, New York 10022.

                  (C) CITIZENSHIP: See Item 2(a).

                  (D) TITLE OF CLASS OF SECURITIES: Common Stock, par value
                      $0.001 per share.

                  (E) CUSIP NUMBER: 00764H108.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR RULE 13D-2(B)
OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)      |_|      Broker or dealer registered under
                                    Section 15 of the Exchange Act;

                  (b)      |_|      Bank as defined in Section 3(a) (6) of
                                    the Exchange Act;

                  (c)      |_|      Insurance company as defined in Section
                                    3(a) (19) of the Exchange Act;

                  (d)      |_|      Investment company registered under
                                    Section 8 of the Investment Company Act of
                                    1940;

                  (e)      |_|      An investment adviser in accordance with
                                    Rule 13d-1(b) (1) (ii) (E);

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 10 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------

                  (f)      |_|      An employee benefit plan or endowment
                                    fund in accordance with Rule 13d-1(b) (1)
                                    (ii) (F);

                  (g)      |_|      A parent holding company or control
                                    person in accordance with Rule 13d-1(b) (1)
                                    (ii) (G);

                  (h)      |_|      A savings association as defined in
                                    Section 3(b) of the Federal Deposit
                                    Insurance Act;

                  (i)      |_|      A church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14) of the Investment Company
                                    Act;

                  (j)      |_|      Group, in accordance with Rule 13d-1(b)
                                    (1) (ii) (J).

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item
         1.

         As to each of the Reporting Persons:

         (a) Amount Beneficially Owned: 1,578,400 shares.(1)

         (b) Percent of class: 6.6%.(1)

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0.

             (ii) shared power to vote or to direct the vote: 1,578,400.

             (iii) sole power to dispose or to direct the disposition of: 0.

             (iv) shared power to dispose or to direct the disposition of:
                  1,578,400.

         --------------------
         (1) On the Schedule 13G filed with the Securities and Exchange
         Commission on August 10, 2006, the Reporting Persons stated that they each beneficially owned 2,182,100 shares of Common Stock, constituting
         12.6% of the issuer's issued and outstanding shares of Common Stock.
         This percentage was calculated using a total of 17,310,000 issued and outstanding shares of Common Stock, as reported by the issuer on the cover page to its Quarterly Report on Form 10-QSB for the quarter ended
         February 28, 2006, filed with the Securities and Exchange Commission on
         April 17, 2006. This Amendment No. 1 to Schedule 13G states that the
         Reporting Persons each now beneficially own 1,578,400 shares of Common
         Stock, constituting 6.6% of the issuer's issued and outstanding shares of Common Stock. This percentage is calculated using a total of
         23,833,524 issued and outstanding shares of Common Stock, as reported by the issuer in its Annual Report on Form 10-KSB for the fiscal year ended May 31, 2006, filed with the Securities and Exchange Commission on August 28, 2006.

         Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 11 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
         |_|.

         Instruction. Dissolution of a group requires a response to this item.

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the
         Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

         Not Applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL
         PERSON.

         If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         Not Applicable.

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 12 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            [Signature page follows]

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 13 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CANTOR FITZGERALD EUROPE

By: /s/ Stephen Merkel
    ------------------
Name: Stephen Merkel
Title: Director
Date: September 8, 2006

CF&CO, LLC

By: /s/ Stephen Merkel
    ------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel and Secretary
Date: September 8, 2006

CF&CO HOLDINGS, L.P.

By: /s/ Stephen Merkel
    ------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel and Secretary
Date: September 8, 2006

CFCO HOLDINGS, LLC

By: /s/ Stephen Merkel
    ------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel and Secretary
Date: September 8, 2006

CANTOR FITZGERALD, L.P.

By: /s/ Stephen Merkel
    ------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel and Secretary
Date: September 8, 2006

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 14 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------

CF GROUP MANAGEMENT, INC.

By: /s/ Howard W. Lutnick
    ---------------------
Name: Howard W. Lutnick
Title: President
Date: September 8, 2006

By: /s/ Howard W. Lutnick
    ---------------------
Name: Howard W. Lutnick
Date: September 8, 2006

   [Signature Page to Amendment No. 1 to Schedule 13G dated September 8, 2006]

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 15 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------

                                                                   EXHIBIT 1

                             JOINT FILING AGREEMENT

         JOINT FILING AGREEMENT, dated as of the Eighth day of September 2006, among Cantor Fitzgerald Europe, CF&Co, LLC, CF&Co Holdings, L.P., CFCO Holdings,
LLC, Cantor Fitzgerald, L.P., CF Group Management, Inc. and Howard W. Lutnick
(collectively, the "Joint Filers").

         Whereas, pursuant to Rule 13d-1(k) under the Securities Exchange Act of
1934, as amended (the "Exchange Act"), the parties hereto desire to satisfy any filing obligations under Section 13(d) of the Exchange Act by a single joint filing:

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Joint Filers hereby agree and represent as follows:

         1.       The Amendment No. 1 to Schedule 13G with respect to the Common
                  Stock of Advanced Media Training, Inc. (to which this Joint
                  Filing Agreement is an exhibit) is filed on behalf of each of the Joint Filers.

         2.       Each of the Joint Filers is eligible to use Schedule 13G for the filing of information therein contained.

         3.       Each of the Joint Filers is responsible for the timely filing of Schedule 13G and any amendments thereto, and for the
                  completeness and accuracy of the information concerning such person contained therein, provided that each such person is not responsible for the completeness or accuracy of the
                  information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

         IN WITNESS WHEREOF, the undersigned have caused this Joint Filing
Agreement to be duly executed and delivered as of the date first above written.

CANTOR FITZGERALD EUROPE

By: /s/ Stephen Merkel
    ------------------
Name: Stephen Merkel
Title: Director
Date: September 8, 2006

CF&CO, LLC

By: /s/ Stephen Merkel
    ------------------
Name: Stephen Merkel
Title: Executive Managing Director, General Counsel and Secretary
Date: September 8, 2006

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 16 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------

CF&CO HOLDINGS, L.P.

By: /s/ Howard W. Lutnick
    ---------------------
Name: Howard W. Lutnick
Title: Chairman, President and Chief Executive Officer
Date: September 8, 2006

CFCO HOLDINGS, LLC

By: /s/ Howard W. Lutnick
    ---------------------
Name: Howard W. Lutnick
Title: Chairman, President and Chief Executive Officer
Date: September 8, 2006

CANTOR FITZGERALD, L.P.

By: /s/ Howard W. Lutnick
    ---------------------
Name: Howard W. Lutnick
Title: Chairman
Date: September 8, 2006

CF GROUP MANAGEMENT, INC.

By: /s/ Howard W. Lutnick
    ---------------------
Name: Howard W. Lutnick
Title: President
Date: September 8, 2006

By: /s/ Howard W. Lutnick
    ---------------------
Name: Howard W. Lutnick
Date: September 8, 2006

  [Signature Page to Joint Filing Agreement for Amendment No. 1 to Schedule 13G
                            dated September 8, 2006]

----------------------------------                                          ------------------------------------------

  CUSIP No. 00764H108                                13G                              Page 17 of 17 Pages

------------- --------------------------------------------------------------------------------------------------------